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                              FOR IMMEDIATE RELEASE

                   KELLSTROM INDUSTRIES COMPLETES ACQUISITION

                     OF INTERNATIONAL AIRCRAFT SUPPORT, L.P.

                        Also Announces Private Placement
                     of $15 Million Senior Subordinated Debt
         with The Equitable Life Assurance Society of the United States

                New Banking Relationship with Barnett Bank, N.A.
             and Union Bank of California Expands Credit Facilities
                                 to $35 Million

Sunrise, FL - January 15, 1997 -- Kellstrom Industries, Inc. [NASDAQ:KELL] today announced that it has completed the purchase of substantially all of the assets and has assumed certain liabilities of International Aircraft Support, L.P. ("IASI") for $26.5 million in cash plus warrants ("Seller's Warrants") to purchase 500,000 shares Kellstrom Common Stock at $9.25 per share. The Seller's Warrants expire two years from closing.

In a joint announcement, Kellstrom President & CEO, Zivi R. Nedivi and Co-Chairman, Yoav Stern, stated, "This acquisition positions Kellstrom as a major player in the international commercial jet engine market. The combined pro forma results for the twelve months ended September 30, 1996 of approximately $46 million in revenues and operating profits (EBIT) of approximately $11 million will fuel our growth plans supported by strong performance."

To finance the cash portion of the purchase price, Kellstrom retained Alex. Brown & Sons as placement agent, and completed a private placement of $15 million principal amount of Senior Subordinated Notes with The Equitable Life Assurance Society of the United States, as sole lender. The notes bear interest at 11.75%, and mature January 15, 2004. In connection with the issuance of the Senior Subordinated Notes, Kellstrom also issued to Equitable warrants to purchase 305,660 shares of Kellstrom Common Stock at an exercise price of $10 per share expiring on January 15, 2004. A portion of the Notes may be repaid at Kellstom's option under certain circumstances prior to the dates the Notes mature.

Kellstrom also arranged part of the cash portion of the purchase price through the issuance of $6 million aggregate principal amount of Senior Subordinated Bridge Notes bearing interest at 10%. The Bridge Notes are due on April 15, 1997, but repayment may be extended through January 15, 1998. In connection with the issuance of the Bridge Notes, Kellstrom issued warrants to purchase 75,000 shares of Kellstrom's Common Stock at an exercise price of $10 per share, exercisable until three years from






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the repayment of the Bridge Notes. The Company must issue additional warrants if it chooses to extend the repayment of the Bridge Notes.

Kellstrom funded the remaining cash portion of the purchase price from available bank lines and from funds generated from the recent exercise of the publicly traded warrants (described below).

IASI, founded in 1979 and privately owned, is a leading international reseller of commercial jet engines and engine parts. Its customers include major airlines, engine overhaul facilities including those operated by airlines, independent overhaul and maintenance organizations and aircraft engine manufacturers. For the most part, IASI's customer base does not overlap with that of Kellstrom, and the addition of IASI's distribution network will substantially enhance Kellstrom's customer base, especially in Europe.

IASI's main product lines are complementary to those in Kellstrom. While Kellstom emphasizes the Pratt & Whitney JT9D family of engines, IASI's strength is in Pratt & Whitney JT9D family of engines, IASI's strength is in Pratt & Whitney JT8D, PW 2000, PW4000 as well as CFM56 (made by CFM International). Together, these engine models power more than 65% of the world aircraft fleet. In addition, the acquisition will more than double Kellstrom's short-term engine lease portfolio.

This transaction also brings to Kellstrom the talents and experience of IASI's senior management who have entered into long-term employment agreements with Kellstrom. Fred von Husen, who served as President & CEO of IASI since 1987 and a 31-year industry veteran, has been named Executive Vice President of Kellstrom. Adding his 35 years of aviation industry know-how, Don Reynolds, IASI's VP-Technical Operations since 1985, has been named Kellstrom's VP-Technical Operations. Also joining Kellstrom are IASI's highly experienced team of engine sales and services specialists who will provide the combined Company's products and services to the newly broadened customer base.

Commenting, Zivi R. Nedivi, Kellstrom's President & CEO stated, "In the three months since the acquisition agreement was signed, we have been working with our West Coast colleagues to develop a plan of integration that capitalizes upon Kellstom's and IASI's unique strengths while facilitating savings in overhead, economies of scale, and purchasing efficiencies. We are more than satisfied with the progress to date. Additionally, with Kellstrom's ISO 9000 certification, we believe that our Company is emerging as the industry leader in quality and accountability."

Increases in Credit Facilities to a total of $35 Million

Kellstrom announced that it has secured a total of $15 million in credit facilities under a new banking relationship with Barnett Bank, N.A. at 1/8% below prime or at the Company's option LIBOR plus 275 basis points. In addition, Union Bank of California has recently increased IASI's borrowing base to approximately $20 million, resulting in total combined senior borrowing capacity of $35 million.

                                       -2-







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Approximately $5 Million Cash Infusion From Warrant Exercise

Kellstrom announced that as a result of the voluntary exercise by investors of its publicly traded warrants (NASDAQ:KELLW) to purchase common shares, approximately 1 million shares have already been purchased and the Company received approximately $5 million.

Yoav Stern, Kellstrom's Co-Chairman commented, "We are gratified both by the banks' votes of confidence and as always, having sufficient working capital enables us to continue our rapid rate of growth and corresponding profitability." Mr. Stern went on to say. "The voluntary exercise of warrants also represents the confidence our investors have placed in Kellstrom's leadership and direction. We are well along in planning the effective and focused deployment of these proceeds and any future cash infusion arising from warrant exercises."

Certain matters discussed in this press release contain forward looking statements that involve risk and uncertainties, including but not limited to the transaction's impact on earnings. Although Kellstrom believes that its expectations are based on reasonable assumptions, it can give no assurance that anticipated results will occur. Parties receiving this release are encouraged to review all filings made by the Company with the Securities and Exchange Commission.

Kellstrom is engaged in the purchasing, refurbishing (through subcontractors), leasing, marketing and reselling of commercial jet engines and jet engine parts. A leader in the industry, Kellstrom is the first to be awarded the ISO 9000 quality assurance certification. The Company has an approved supplier status by a broad customer base including major domestic and international airlines, engine parts distributors and dealers, and overhaul service facilities throughout the world.

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               CONTACT:                     Kellstrom Industries, Inc.
                                            Zivi R. Nedivi, Pres. & CEO
                                              (954) 845-0427
                                            Yoav Stern, Co-Chairman
                                              (415) 956-9949

                      OR                    KELL's INVESTOR RELATIONS COUNSEL:
                                            The Equity Group Inc.
                                            Linda Latman (212) 836-9609
                                            Bob Goldstein (212) 371-8660

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